  Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ChromaDex Corporation and Subsidiaries on Form S-3 of our report dated March 10, 2020 with respect to our audits of the consolidated financial statements of ChromaDex Corporation and Subsidiaries as of December 31, 2019 and December 31, 2018 and for the years ended December 31, 2019 and December 31, 2018 and our report dated March 10, 2020 (May 18, 2020 as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (As Revised)) appearing in the Annual Report on Form 10-K/A of ChromaDex Corporation and Subsidiaries for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
June 12, 2020